Exhibit 10.10

Form for Awards to US Employees

[Knowles Corporation]

SSAR Award

DATE:

TO:

Here are the details for your SSAR grant:

Number of shares of Knowles Common Stock -

SSAR Base Price Per Share -	$

Date of Grant -
Expiration Date -

Your Stock Settled Appreciation Right (SSAR) award is subject to all the terms and provisions of the Knowles Corporation 2014 Equity and Cash Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on                      in the SEC Filings,             .

In addition, your SSAR is subject to the following:

1. Your SSAR is subject to earlier termination as provided in the Plan, for example, upon termination of employment prior to the expiration date.

2. It is your responsibility to keep track of your SSAR grants and to ensure that you exercise your SSARs before they expire. Knowles will not remind or notify you that your SSAR is nearing its expiration date.

3. The earliest date on which the SSAR may be exercised is the third anniversary of the Grant Date. Earlier exercise may be permitted in the event of a Change in Control or death or disability as provided in the Plan. No payment is required to exercise a SSAR.

4. Upon exercise of your SSARs, you will be entitled to receive from Knowles that number of whole shares of Knowles Common Stock equal in value, on the date of exercise of the SSARs, to the excess of (A) the value of a share of Knowles Common Stock on the date of exercise of the SSARs multiplied by the number of SSARs being exercised over (B) the sum of (i) the per share base price of the SSARs being exercised multiplied by the number of SSARs being exercised, plus (ii) unless you elect to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise. Fractional shares shall be disregarded.

5. As a condition of receiving your SSAR Award, you agree to be bound by the terms and conditions of the Knowles Corporation Anti-hedging and Anti-pledging Policy as in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Knowles equity securities held by you or certain designees, whether such Knowles securities are, or have been, acquired under the Plan, another compensation plan sponsored by Knowles, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy by contacting                  at             .

6. Your SSAR is not transferrable by you other than by will or the laws of descent and distribution.

7. Knowles and your employer reserve the right to amend, modify, or terminate the Plan at any time in their discretion without notice.

Form for Awards to US Employees

SSAR Award

DATE: February     , 2013

TO:

February     , 2013

I hereby acknowledge and agree that I have reviewed the Plan and this agreement and agree to the terms and conditions set forth herein and therein.

This award agreement shall only become effective upon receipt by Knowles of your signed copy of this agreement.

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